FOR IMMEDIATE RELEASE:

FOR ADDITIONAL INFORMATION:
Steve Khoshabe, Executive Vice-President/CFO      Spencer Maus, Director
United Financial Mortgage Corp.                   Dresner Corporate Services
630-571-7222                                      312-726-3200, ext. 205
www.ufmc.com                                      smaus@dresnerco.com
sk.ufmc.com

    United Financial Mortgage Corp. Board of Directors Approve Stock Repurchase and NASDAQ Listing Application Filing.

Chicago, IL-March 26, 1999-United Financial Mortgage Corp. (CHX: "UFM") of Oak Brook, IL announced its Board of Directors has authorized the Company's repurchase of its common stock in the open market. The Company did not disclose the number or total value of shares it will repurchase, but indicated that it would act as market conditions dictate. The Company stated the decision was based in part on the current market price of its stock and most recently reported 3rd quarter revenues and earnings. United Financial reported on March 16, 1999 record revenues and net income for both the fiscal 1999 3rd quarter and the first nine months, ended January 31, 1999.

United Financial also announced that its Board of Directors has authorized the filing of an application for listing on the Nasdaq Small Cap Market. The Company stated that it would continue to maintain the listing of its stock on the Chicago Stock Exchange.

Mr. Joseph Khoshabe, President of United Financial Mortgage Corp. stated "I am very pleased with the actions taken by the Board of Directors. This is a strong vote of confidence in our ability to continue having the success we achieved in our most recently reported quarter."

United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states. The Company's web site www.ufmc.com allows consumers to get information on the many different types of mortgage loans offered by the Company, calculated mortgage payments, and apply on-line for a mortgage.

This press release may contain certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.